Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Angela A. Stephens, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of Act, this Post Effective Amendment No. 3 to Registration Statement No. 33-96568 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert H. Dedman, Jr. Robert H. Dedman, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 14, 2003

/s/ John A. Beckert John A. Beckert	President, Chief Operating Officer, and Director	November 14, 2003

/s/ Nancy M. Dedman Nancy M. Dedman	Director	November 14, 2003

/s/ Patricia Dedman Dietz Patricia Dedman Dietz	Director	November 14, 2003

/s/ James L. Singleton James L. Singleton	Director	November 14, 2003

/s/ Bahram Shirazi Bahram Shirazi	Director	November 14, 2003

By:	/s/ Angela A. Stephens Angela A. Stephens Attorney-in-Fact	Senior Vice President and Chief Accounting Officer